Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

VivoPower International PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value $0. 12 per share	457(c) and 457(h)	221,987	$2.555 (2)	$567,176.785	$0.00014760	$83.72
Total Offering Amounts					$567,176.785		$83.72
Total Fee Offsets							-
Net Fee Due							$83.72

(1)	Represents ordinary shares, nominal value $0.12 per share (the “Ordinary Shares”) that may be issued under the Amended and Restated VivoPower International PLC 2017 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on The Nasdaq Capital Market on July 26, 2024.